Exhibit 99.1

Contacts:
Investors: Risa Fisher rfisher@hlth.com 201-414-2002	Media: Kate Hahn khahn@hlth.com 212-624-3760
HLTH CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS
ELMWOOD PARK, NJ (May 5, 2009) — HLTH Corporation (Nasdaq: HLTH) today announced financial results for the three months ended March 31, 2009.
“I am pleased that in this challenging economic environment WebMD is continuing to deliver strong results and solidify its leadership position as the most recognized and trusted brand of health information,” said Martin J. Wygod, Chairman and Acting Chief Executive Officer of HLTH Corporation. “The strength of the WebMD brand, the size and quality of our audience and the unique set of services we offer our advertisers are some of the reasons why our customers are increasing their spending with us. The size and breadth of the overall market opportunity is substantial and I am confident that as a result of our momentum and strategic position, we will create value for shareholders over the long-term.”
Consolidated Financial Highlights
Revenue for the first quarter was $90.3 million compared to $80.7 million in the prior year period, an increase of 12%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the first quarter was $15.3 million compared to $11.3 million in the prior year period, an increase of 35%.
Loss from continuing operations for the first quarter was $(194) thousand or $0.00 per share as compared to income from continuing operations of $458 million or $2.03 per share in the prior year period. Income from discontinued operations was $609 thousand or $0.00 per share, compared to $3.1 million or $0.01 per share in the prior year period. Net income was $415 thousand or $0.00 per share, compared to $461 million or $2.04 per share in the prior year period. Income from continuing operations and net income in the prior year period include a gain on the sale of EBS of $538 million and an impairment charge of $60.1 million related to auction rate securities.
At March 31, 2009, HLTH had approximately $828 million in cash and investments, of which $332 million is attributable to WebMD.
Operating Highlights
Advertising and sponsorship revenue was $65.4 million for the first quarter, compared to $56.5 million in the prior year period, an increase of 16%. Traffic to the WebMD Health Network continued to grow strongly, reaching a record average of 61.6 million unique users per month and total traffic of 1.5 billion page views during the first quarter, increases of 19% and 24%, respectively, from a year ago. In the first quarter, 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 29% from the prior year period.

Private portal licensing revenue was $23.0 million for the first quarter compared to $21.9 million in the prior year period, an increase of 5%. The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the first quarter was 134 as compared to 122 a year ago. During the quarter, WebMD launched integrated platform and coaching services for Mississippi State and School Employees Health Insurance Management Board and the Carolinas Healthcare System.
Print revenue was $1.9 million during the first quarter, a decline of $384 thousand from a year ago. As noted above, WebMD’s Little Blue Book print directory business is now reflected as discontinued operations in the Company’s financial statements for current and prior periods.
Discontinued Operations
WebMD announced today that it intends to divest its Little Blue Book print directory business. This business is now reflected as discontinued operations in WebMD’s and HLTH’s financial statements for current and prior periods. Additionally, HLTH’s financial results present ViPS and Porex as discontinued operations in the current and prior year periods.
Financial Guidance
In a separate release issued today, WebMD reaffirmed its financial guidance for 2009 and adjusted it to reflect the discontinued operations of its Little Blue Book print directory business.
Additional detail is provided in a schedule attached to this release.
Analyst and Investor Conference Call
As previously announced, HLTH and WebMD will host a conference call at 4:45 pm (Eastern) today to discuss their respective first quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 83% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on HLTH’s and WebMD’s future financial results and other projections or measures of their future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; expectations regarding the market for WebMD’s and HLTH’s investments in auction rate securities (ARS); and the potential sale transaction with respect to Porex (the “Potential Porex Transaction”). These statements speak only as of the date of this press release, are based on HLTH’s and WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding whether HLTH will be able to complete the Potential Porex Transaction or as to the timing or terms of such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, and POREX® are trademarks of HLTH Corporation or its subsidiaries.
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